Exhibit 99.1

NEWS RELEASE	6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4239 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

Haggar Corp. Announces Amended Slate of Nominees for Board of Directors

Company Reaches Agreement with Shareholder Thomas G. Kahn

DALLAS, February 17, 2003 — The Board of Directors of Haggar Corp. (Nasdaq: HGGR) today announced an amended slate of candidates for election to its Board of Directors at the next annual meeting of shareholders, to be held on April 2, 2003.  In addition, the Board announced two new Board appointments.  With the two new Board appointments, the Board has been expanded from six to eight Directors.

The Company named Rae F. Evans and Donald E. Godwin for re-election to the Board as Class I Directors at the upcoming annual meeting.  If elected, Ms. Evans and Mr. Godwin would serve for a period of three years.  Also, James Neal Thomas, who was previously announced as a nominee for election to the Board at the 2003 annual meeting of shareholders, has been appointed as a Class II Director, whose term will expire at the Company’s annual meeting of shareholders in 2004.  Mr. Thomas will serve on the Company’s audit committee filling the role of “audit committee financial expert” according to final rules recently issued by the Securities and Exchange Commission (SEC).

The Company also announced that it has reached agreement with Thomas G. Kahn, who has terminated the pending proxy contest and has been appointed to the Board as a Class III Director, whose term will expire in 2005.  Mr. Kahn will serve on the Company’s audit committee.

Speaking on behalf of the Board, J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer said, “I am pleased that we were able to settle this election contest and appoint Mr. Kahn to the Board.  With the re-election of Rae Evans and Donald Godwin to the Board, and the appointment of Mr. Kahn and James Neal Thomas, who will fulfill the role of ‘audit committee financial expert’ on our audit committee, we have in place a very experienced and independent board to guide the Company.”

Biographies of Nominees and Appointees

Rae F. Evans has served as a director of the Company since 1994.  Since January 1, 2003, she has served as President and Chief Executive Officer of Evans Capitol Group, a firm specializing in Washington public policy and corporate strategies.  Ms. Evans formerly served as President of Evans & Black, Inc., beginning in 1999, and, prior to that time, as the President of Rae Evans & Associates, beginning in 1995, both of which are predecessors of Evans Capitol Group.

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Ms. Evans is a former Director of Brinker International and was recently elected to the Board of Directors of the Ladies Professional Golf Association.  Ms. Evans, prior to establishing her firm, held senior government relations positions at both Hallmark Cards, Inc. and CBS Inc.  She is a past President of the Business-Government Relations Council, a business group of senior government affairs representatives of Fortune 500 companies.

Donald E. Godwin has served as a director of the Company since May 2002.  He is the Chairman and Chief Executive Officer of Godwin Gruber, L.L.P., a Dallas-based law firm founded by Mr. Godwin and others in 1980.  Mr. Godwin is board certified by the Texas Board of Legal Specialization in Civil Trial Law and is a member of the American Board of Trial Advocates.  Mr. Godwin is the outside general counsel of the Dallas Symphony Association and the Episcopal School of Dallas and is a member of the Board of Governors of the Dallas Symphony Association and the Board of Trustees of the Episcopal School of Dallas.  Mr. Godwin is a past chairman of the Antitrust and Trade Regulation Section of the Dallas Bar Association.

Thomas G. Kahn has served as President of Kahn Brothers & Co., Inc. since 1995.  Kahn Brothers conducts a registered brokerage business and registered investment advisory business with assets under management of approximately $575 million.  Kahn Brothers has been a New York Stock Exchange Member Firm since 1978.  Mr. Kahn is a member of the New York Society of Security Analysts and a Chartered Financial Analyst.  He serves as a director of Warwick Community Bancorp, a bank holding company, and the Jewish Braille Institute of America, and as director and treasurer of both the New York City Job and Career Center and the Jewish Guild for the Blind.

James Neal Thomas served as a Senior Audit Partner with Ernst & Young, an independent, public accounting firm, prior to his retirement in 2000 after 32 years with Ernst & Young.  As a Senior Audit Partner, Mr. Thomas worked extensively with audit committees of the boards of directors of public companies on matters of corporate governance and audit committee responsibilities and duties.  Representative clients of Mr. Thomas included Wal-Mart Stores, Inc., Comp USA, The Williams Companies, Inc., Pioneer Natural Resources Company, Williams Telecommunications Corp. and Tyson Foods, Inc.

About Haggar Corp.

Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear with global headquarters in Dallas, Texas.  Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia.  The Company also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggarcorp.com.

Important Additional Information Will Be Filed with the SEC

The Company plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the Company’s 2003 Annual Meeting of Stockholders.  The definitive proxy statement will contain important information about the Company and the

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matters to be voted on at the Annual Meeting.  Investors and security holders are urged to read the definitive proxy statement carefully when it becomes available.  Investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from the Company by contacting Mr. David Tehle, the Company’s Executive Vice President and Chief Financial Officer, Secretary and Treasurer at 214-352-8481.

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in respect of the Annual Meeting and the matters to be voted on at such meeting.  Information regarding the Company’s directors and these executive officers may be obtained by reading the Company’s preliminary proxy statement filed with the SEC in connection with the Company’s 2003 Annual Meeting of Stockholders, its Annual Report on Form 10-K, as amended, for the year ended September 30, 2002 and its definitive proxy statement dated January 7, 2002 in connection with the Company’s 2002 Annual Meeting of Stockholders.  Additional information regarding the participants in the solicitation may be obtained by reading the definitive proxy statement in connection with the Company’s 2003 Annual Meeting of Stockholders when it becomes available.

Contact:

Investors: David Tehle, Executive Vice President and Chief Financial Officer of Haggar Corp., 214-956-4511, or fax, 214-956-4446.

Media: Peter Duda, 212-445-8213, pduda@webershandwick.com